Exhibit 99.1

For Immediate Release
February 23, 2021

TCG BDC, Inc. Announces Fourth Quarter 2020 Financial Results and Declares First Quarter 2021 Regular Dividend of $0.32 Per Common Share and Supplemental Dividend of $0.05 per Common Share

New York - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its fourth quarter ended December 31, 2020.

Linda Pace, TCG BDC’s Chief Executive Officer said, “New deal activity in the 4th quarter was robust, as M&A demand accelerated post-Labor Day. Continuing strong portfolio performance, paired with our proactive balance sheet management actions in 2020, positioned us well to participate actively in this attractive originations environment. We enter 2021 with confidence in our ability to deliver sustainable yield and continued positive credit migration as the cycle progresses.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	December 31, 2020	September 30, 2020
Total investments, at fair value	$1,825,749	$1,948,173
Total assets	1,922,613	2,008,387
Total debt	983,923	1,074.806
Total net assets	$901,363	$895,222
Net assets per common share	$15.39	15.01

	For the three month periods ended
	December 31, 2020	September 30, 2020
Total investment income	$43,514	$42,784
Net investment income (loss)	$21,909	$21,234
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	$16,254	$12,374
Net increase (decrease) in net assets resulting from operations	$38,163	$33,608

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.38	$0.36
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	$0.28	$0.22
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.66	$0.58
Weighted-average shares of common stock outstanding—Basic	55,961,413	56,308,616
Regular dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.04	$0.05
Fourth Quarter 2020 Highlights
(dollar amounts in thousands, except per share data)

•Net investment income for the three month period ended December 31, 2020 was $21,044, or $0.38 per common share, net of the preferred dividend, as compared to $21,234, or $0.36 per common share, net of the preferred dividend, for the three month period ended September 30, 2020;
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•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended December 31, 2020 was $16,254, or $0.28 per share, as compared to $12,374, or $0.22 per share, for the three month period ended September 30, 2020;
•Net increase (decrease) in net assets resulting from operations for the three month period ended December 31, 2020 was $38,163, or $0.66 per share, as compared to $33,608, or $0.58 per common share, for the three month period ended September 30, 2020;
•On December 8, 2020, the Company issued $75,000 in aggregate principal amount of 4.500% Senior Unsecured Notes due December 31, 2024;
•During the three month period ended December 31, 2020, the Company repurchased and extinguished 1.0 million shares of the Company's common stock pursuant to the Company’s previously announced $150 million stock repurchase program at an average cost of $10.85 per share, or $11.3 million in the aggregate, resulting in accretion to net assets per share of $0.08; and
•On February 22, 2021, the Board of Directors declared a regular quarterly dividend of $0.32 plus a supplemental dividend of $0.05, which is payable on April 16, 2021 to stockholders of record on March 31, 2021.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of December 31, 2020, the fair value of our investments was approximately $1,825,749, comprised of 160 investments in 117 portfolio companies/investment funds across 27 industries with 63 sponsors. This compares to the Company’s portfolio as of September 30, 2020, as of which date the fair value of our investments was approximately $1,948,173, comprised of 146 investments in 114 portfolio companies/investment funds across 28 industries with 63 sponsors.
As of December 31, 2020 and September 30, 2020, investments consisted of the following:

	December 31, 2020		September 30, 2020
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt (excluding First Lien/Last Out Debt)	$1,161,881	63.63%	$1,344,575	69.01%
First Lien/Last Out Debt	62,182	3.41	78,616	4.04
Second Lien Debt	284,523	15.58	287,659	14.77
Equity Investments	33,877	1.86	32,987	1.69
Investment Funds	283,286	15.52	204,336	10.49
Total	$1,825,749	100.00%	$1,948,173	100.00%
The following table shows our investment activity for the three month period ended December 31, 2020:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt (excluding First Lien/Last Out Debt)	$137,122	53.42%	$(333,349)	83.34%
First Lien/Last Out Debt	9,945	3.88	(26,414)	6.60
Second Lien Debt	30,629	11.93	(38,971)	9.74
Equity Investments	857	0.33	(1,282)	0.32
Investment Funds	78,122	30.44	—	—
Total	$256,675	100.00%	$(400,016)	100.00%
Overall, total investments at fair value decreased by 6.3%, or $122,424, during the three month period ended December 31, 2020 after factoring in repayments and sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).
As of December 31, 2020, the weighted average yields for our first and second lien debt investments on an amortized cost basis were 7.21% and 9.15%, respectively, with a total weighted average yield of 8.12%. Weighted average yields include the effect of accretion of discounts and amortization of premiums and are based on interest rates as of December 31, 2020. As of December 31, 2020, on a fair value basis, approximately 0.9% of our debt investments bear interest at a fixed rate and approximately 99.1% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

Total investments at fair value held by Middle Market Credit Fund, LLC (“Credit Fund”), which is not consolidated with the Company, decreased by 18.2%, or $235,031, during the three month period ended December 31, 2020 after factoring in
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repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of December 31, 2020, Credit Fund had total investments at fair value of $1,056,381, which comprised 97.5% of first lien senior secured loans, 2.3% of second lien senior secured loans at fair value, 0.2% of equity investments at fair value. As of December 31, 2020, on a fair value basis, approximately 2.3% of Credit Fund’s debt investments bear interest at a fixed rate and approximately 97.7% of Credit Fund’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

Middle Market Credit Fund II, LLC (“Credit Fund II”) was formed on November 3, 2020 as a joint venture with Cliffwater Direct Lending Fund and is not consolidated with the Company. Credit Fund II's initial portfolio of $250 million in aggregate principal balance was contributed by the Company. As of December 31, 2020, Credit Fund II had total investments at fair value of $246,421, which comprised 90.1% of first lien senior secured loans and 9.9% of second lien senior secured loans at fair value. As of December 31, 2020, on a fair value basis, approximately 0.9% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 99.1% of Credit Fund II’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”:
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3
Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5
Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.

Our Investment Adviser’s risk rating model is based on evaluating portfolio company performance in comparison to the base case when considering certain credit metrics including, but not limited to, adjusted EBITDA and net senior leverage as well as specific events including, but not limited to, default and impairment.
Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of December 31, 2020 and September 30, 2020:

	December 31, 2020		September 30, 2020
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$19.1	1.27%	$38.8	2.27%
Internal Risk Rating 2	1,047.5	69.44	1,201.4	70.22
Internal Risk Rating 3	361.1	23.93	380.8	22.26
Internal Risk Rating 4	48.1	3.19	48.9	2.86
Internal Risk Rating 5	32.8	2.17	40.9	2.39
Total	$1,508.6	100.00%	$1,710.8	100.00%
As of December 31, 2020 and September 30, 2020, the weighted average Internal Risk Rating of our debt investment portfolio was 2.4 and 2.3, respectively.

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Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended December 31, 2020 and September 30, 2020 was $43,514 and $42,784, respectively. This $730 net increase was primarily due to an increase in income recognized from OID accretion from prepayments, higher fee income, and an increase in total dividends from the credit funds. This was partially offset by lower interest income from a lower weighted average principal, which was primarily due to the contribution of assets to Credit Fund II.

Total expenses for the three month periods ended December 31, 2020 and September 30, 2020 were $21,605 and $21,550, respectively, a net increase of $55.

During the three month period ended December 31, 2020, the Company recorded a net realized and unrealized depreciation gain of $16,254. This was primarily driven by continued tightening of market yields resulting in increases in fair value, as well as the successful exit of our investment in Hydrofarm at par.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of December 31, 2020, the Company had cash and cash equivalents of $68,419, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $347,949. As of December 31, 2020, the Company had $340,051 of remaining unfunded commitments and $207,365 available for additional borrowings under its revolving credit facility, subject to leverage and borrowing base restrictions. During the three months ended December 31, 2020, the Company repaid all amounts outstanding under the revolving credit facility of its wholly owned subsidiary, and the facility was terminated.

Dividend

On February 22, 2021, the Board of Directors declared a regular quarterly dividend of $0.32 plus a supplemental dividend of $0.05, which is payable on April 16, 2021 to stockholders of record on March 31, 2021.

On December 31, 2020, the Company declared and paid a dividend on the Preferred Stock for the period from October 1, 2020 to December 31, 2020 in the amount of $0.438 per Preferred Share to the holder of record on December 31, 2020.

Conference Call

The Company will host a conference call at 11:00 a.m. EST on Wednesday, February 24, 2021 to discuss these quarterly financial results. The call and webcast will be available on the TCG BDC website at tcgbdc.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “TCG BDC Financial Results Call.” The conference call will be webcast simultaneously via a link on TCG BDC’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	December 31, 2020	September 30, 2020
	(unaudited)	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,574,182 and $1,840,796, respectively)	$1,509,271	$1,737,044
Investments—non-controlled/affiliated, at fair value (amortized cost of $37,571 and $0, respectively)	26,180	—
Investments—controlled/affiliated, at fair value (amortized cost of $311,213 and $233,131, respectively)	290,298	211,129
Total investments, at fair value (amortized cost of $1,922,966 and $2,073,927, respectively)	1,825,749	1,948,173
Cash and cash equivalents	68,419	37,088
Receivable for investment sold	4,313	74
Deferred financing costs	3,633	3,651
Interest receivable from non-controlled/non-affiliated investments	12,634	12,791
Interest receivable from non-controlled/affiliated investments	569	—
Interest and dividend receivable from controlled/affiliated investments	6,480	5,754
Prepaid expenses and other assets	816	856
Total assets	$1,922,613	$2,008,387
LIABILITIES
Secured borrowings	$347,949	$513,332
2015-1R Notes, net of unamortized debt issuance costs of $2,664 and $2,726, respectively	446,536	446,474
Senior Notes, net of unamortized debt issuance costs of $562 and $0, respectively	189,438	115,000
Payable for investments purchased	809	—
Interest and credit facility fees payable	2,439	3,405
Dividend payable	19,892	20,830
Base management and incentive fees payable	11,549	11,473
Administrative service fees payable	85	85
Other accrued expenses and liabilities	2,553	2,566
Total liabilities	1,021,250	1,113,165

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,000 and 2,000,000 shares issued and outstanding as of December 31, 2020 and September 30, 2020, respectively	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 55,320,309 and 56,308,616 shares issued and outstanding at December 31, 2020 and September 30, 2020, respectively	553	563
Paid-in capital in excess of par value	1,081,436	1,093,250
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(228,993)	(246,958)
Total net assets	$901,363	$895,222
NET ASSETS PER COMMON SHARE	$15.39	$15.01
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the three months ended
	December 31, 2020	September 30, 2020
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$34,001	$34,789
Other income	2,973	2,110
Total investment income from non-controlled/non-affiliated investments	36,974	36,899
From non-controlled/affiliated investments:
Interest income	14	—
Total investment income from non-controlled/affiliated investments	14	—
From controlled/affiliated investments:
Interest income	48	135
Dividend income	6,478	5,750
Total investment income from controlled/affiliated investments	6,526	5,885
Total investment income	43,514	42,784
Expenses:
Base management fees	7,063	7,134
Incentive fees	4,480	4,322
Professional fees	800	937
Administrative service fees	140	167
Interest expense	6,907	7,291
Credit facility fees	1,655	728
Directors’ fees and expenses	95	86
Other general and administrative	431	498
Total expenses	21,571	21,163
Net investment income (loss) before taxes	21,943	21,621
Excise tax expense	34	387
Net investment income (loss)	21,909	21,234
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	(8,783)	(209)
Currency gains (losses) on non-investment assets and liabilities	23	(11)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	28,425	12,906
Non-controlled/affiliated	(900)	—
Controlled/affiliated	1,086	2,134
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	(3,597)	(2,446)
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	16,254	12,374
Net increase (decrease) in net assets resulting from operations	38,163	33,608
Preferred stock dividend	865	856
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$37,298	$32,752
Basic and diluted earnings per common share:
Basic	$0.66	$0.58
Diluted	$0.62	$0.55
Weighted-average shares of common stock outstanding:
Basic	55,961,413	56,308,616
Diluted	61,224,570	61,571,773
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About TCG BDC, Inc.
TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through December 31, 2020, TCG BDC has invested approximately $6.3 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: tcgbdc.com
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business. You can identify these statements by the use of forward-looking terminology such as
“anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,”
“would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary
Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 Brittany.berliner@carlyle.com
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